EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Record EPS in its Fiscal 2024 Third Quarter and Raises its Fiscal 2024 EPS Guidance

•Sales for the quarter increased 1.9 percent compared to the same quarter of the prior year. Organic sales increased 4.5 percent, foreign currency decreased sales by 0.3 percent and divestitures decreased sales by 2.3 percent.
•Diluted EPS increased 9.4 percent to a record high of $1.05 in the third quarter of fiscal 2024 compared to $0.96 in the same quarter of the prior year. Diluted EPS Excluding Certain Items* increased 14.7 percent to a record high of $1.09 in the third quarter of fiscal 2024 compared to $0.95 in the same quarter of the prior year.
•Net cash provided by operating activities was $171.1 million in the nine months ended April 30, 2024 compared to $129.9 million in the nine months ended April 30, 2023.
•Earnings per diluted Class A Common Share guidance was raised for the full year ending July 31, 2024 from the previous range of $3.80 to $3.95 to the new range of $3.93 to $4.00 on a GAAP basis, and was raised from the previous range of $3.95 to $4.10 to the new range of $4.08 to $4.15 on a non-GAAP basis.

MILWAUKEE (May 22, 2024) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2024 third quarter ended April 30, 2024.

Quarter Ended April 30, 2024 Financial Results:
Sales for the quarter ended April 30, 2024 increased 1.9 percent, which consisted of organic sales growth of 4.5 percent, a decrease of 0.3 percent from foreign currency translation and a decrease of 2.3 percent from divestitures. Sales for the quarter ended April 30, 2024 were $343.4 million compared to $337.1 million in the same quarter last year. By region, sales increased 0.9 percent in the Americas & Asia and increased 3.8 percent in Europe & Australia, which consisted of organic sales growth of 4.5 percent in the Americas & Asia and organic sales growth of 4.4 percent in Europe & Australia.
Income before income taxes increased 2.2 percent to $64.4 million for the quarter ended April 30, 2024, compared to $63.0 million in the same quarter last year. Income Before Income Taxes Excluding Certain Items* for the quarter ended April 30, 2024, which was adjusted for amortization expense in both periods, and removes the $3.8 million pre-tax gain on a divestiture from the same quarter last year, was $66.8 million, an increase of 8.2 percent.
Net income for the quarter ended April 30, 2024 was $50.9 million compared to $48.1 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $1.05 in the third quarter of fiscal 2024, compared to $0.96 in the same quarter last year. Net Income Excluding Certain Items* for the quarter ended April 30, 2024 was $52.7 million and Diluted EPS Excluding Certain Items* for the quarter ended April 30, 2024 was $1.09. Net Income Excluding Certain Items* for the quarter ended April 30, 2023 was $47.6 million and Diluted EPS Excluding Certain Items* for the quarter ended April 30, 2023 was $0.95.

Nine-Month Period Ended April 30, 2024 Financial Results:
Sales for the nine-month period ended April 30, 2024 increased 1.2 percent, which consisted of organic sales growth of 3.0 percent, an increase of 0.6 percent from foreign currency translation and a decrease of 2.4 percent from divestitures. Sales for the nine months ended April 30, 2024 were $998.0 million compared to $985.9 million in the same period last year. By region, sales decreased 0.5 percent in the Americas & Asia and increased 4.7 percent in Europe & Australia, which consisted of organic sales growth of 3.0 percent in the Americas & Asia and organic sales growth of 2.8 percent in Europe & Australia.
Income before income taxes increased 11.0 percent to $179.6 million for the nine-month period ended April 30, 2024, compared to $161.9 million in the same period last year. Income Before Income Taxes Excluding Certain Items* for the nine months ended April 30, 2024, which was adjusted for amortization expense in both periods and removes the $3.8 million pre-tax gain on a divestiture from the same period last year, was $186.7 million, an increase of 11.5 percent compared to the same period of the prior year.
Net income for the nine-month period ended April 30, 2024 was $141.8 million compared to $125.5 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share were $2.91 for the nine months ended April 30, 2024, compared to $2.51 in the same period last year. Net Income Excluding Certain Items* for the nine months ended April 30, 2024 was $147.2 million and Diluted EPS Excluding Certain Items* for the nine months ended April 30, 2024 was $3.03. Net Income Excluding Certain Items* for the nine months ended April 30, 2023 was $130.3 million, and Diluted EPS Excluding Certain Items* for the nine months ended April 30, 2023 was $2.60.

Commentary:
“This quarter we reported all-time record high EPS and strong organic sales growth. Our ongoing investment in research and development continues to add value for our customers and increase organic sales. This quarter we launched several exciting new products that separate us from our competition and complement our current product offering. We remain focused on innovation and on our consistent priorities, which we believe will continue to drive future growth,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “Both regions performed extremely well this quarter and we are facilitating an increased pace of innovative new product development, which we believe positions us for future success.”
“In addition to our organic revenue growth of 4.5 percent and record EPS this quarter, we also used our strong balance sheet and cash generation to return funds to our shareholders in the form of share buybacks and dividends. This quarter, we repurchased a total of 863,365 shares for $50.4 million and we returned another $11.2 million to our shareholders in the form of dividends,” said Brady’s Chief Financial Officer, Ann Thornton. “Our balance sheet provides significant opportunities to invest in both organic opportunities and strategic acquisitions in order to drive long-term shareholder value.”

Fiscal 2024 Guidance:
The Company raised its GAAP earnings per diluted Class A Nonvoting Common Share guidance for the year ending July 31, 2024 from the previous guidance range of $3.80 to $3.95 per share to the new full year guidance range of $3.93 to $4.00 per share. The Company raised its Diluted EPS Excluding Certain Items* guidance for the year ending July 31, 2024 from the previous range of $3.95 to $4.10 per share to the new full year guidance range of $4.08 to $4.15 per share.

The assumptions included in fiscal 2024 guidance include a full-year income tax rate of approximately 21 percent and depreciation and amortization expense ranging from $30 million to $32 million. Capital expenditures are expected to approximate $75 million, which is inclusive of facility purchase and construction costs of approximately $55 million. Fiscal 2024 guidance is based on foreign currency exchange rates as of April 30, 2024 and assumes continued economic growth. Fiscal 2024 guidance does not include the Company’s pending acquisition of Gravotech Holding, which is expected to close by the end of its fiscal year ending July 31, 2024. Excluding acquisition-related costs, Brady expects the acquisition of Gravotech Holding to be immaterial to earnings per share in fiscal 2024.

A webcast regarding Brady’s fiscal 2024 third quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2023, employed approximately 5,600 people in its worldwide businesses. Brady’s fiscal 2023 sales were approximately $1.33 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Income Before Income Taxes Excluding Certain Items, Net Income Excluding Certain Items, and Diluted EPS Excluding Certain Items are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: the occurrence of any event, change or other circumstances that could give rise to the termination of the offer to acquire Gravotech; the expected timing and likelihood of completion of the proposed transaction with Gravotech, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the offer that could reduce anticipated benefits or cause the parties to abandon the transaction; the risk that the proposed offer and its announcement could have an adverse effect on the ability of Brady and Gravotech to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; increased cost of raw materials and labor as well as material shortages and supply chain disruptions; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; Brady’s ability to identify, integrate, and grow acquired companies, and to manage contingent liabilities from divested businesses; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; adverse impacts of regional epidemics or global pandemics; foreign currency fluctuations; potential write-offs of goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders and changes in the regulatory and business environment around dual-class voting structures; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2023.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended April 30,		Nine months ended April 30,
	2024	2023	2024	2023
Net sales	$343,384	$337,116	$997,991	$985,934
Cost of goods sold	166,357	167,425	487,162	504,539
Gross margin	177,027	169,691	510,829	481,395
Operating expenses:
Research and development	17,681	15,715	50,215	45,025
Selling, general and administrative	95,803	90,975	283,415	273,202
Total operating expenses	113,484	106,690	333,630	318,227

Operating income	63,543	63,001	177,199	163,168

Other income (expense):
Investment and other income	1,596	785	4,718	1,596
Interest expense	(728)	(753)	(2,284)	(2,886)

Income before income taxes	64,411	63,033	179,633	161,878

Income tax expense	13,521	14,981	37,874	36,399

Net income	$50,890	$48,052	$141,759	$125,479

Net income per Class A Nonvoting Common Share:
Basic	$1.06	$0.97	$2.94	$2.52
Diluted	$1.05	$0.96	$2.91	$2.51

Net income per Class B Voting Common Share:
Basic	$1.06	$0.97	$2.92	$2.51
Diluted	$1.05	$0.96	$2.90	$2.49

Weighted average common shares outstanding:
Basic	48,004	49,653	48,294	49,755
Diluted	48,386	50,001	48,640	50,033

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30, 2024	July 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$160,458	$151,532
Accounts receivable, net of allowance for credit losses of $6,690 and $8,467, respectively	195,099	184,420
Inventories	153,272	177,078
Prepaid expenses and other current assets	12,443	11,790
Total current assets	521,272	524,820
Property, plant and equipment—net	194,732	142,149
Goodwill	588,095	592,646
Other intangible assets	53,893	62,096
Deferred income taxes	14,881	15,716
Operating lease assets	27,438	29,688
Other assets	23,785	22,142
Total	$1,424,096	$1,389,257
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,965	$79,855
Accrued compensation and benefits	73,697	71,470
Taxes, other than income taxes	14,462	13,575
Accrued income taxes	7,945	12,582
Current operating lease liabilities	12,230	14,726
Other current liabilities	64,850	65,828
Total current liabilities	253,149	258,036
Long-term debt	63,774	49,716
Long-term operating lease liabilities	15,552	16,217
Other liabilities	69,519	74,369
Total liabilities	401,994	398,338
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 43,941,713 and 45,008,724 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	354,432	351,771
Retained earnings	1,129,739	1,021,870
Treasury stock—7,319,774 and 6,252,763 shares, respectively of Class A nonvoting common stock, at cost	(356,210)	(290,209)
Accumulated other comprehensive loss	(106,407)	(93,061)
Total stockholders’ equity	1,022,102	990,919
Total	$1,424,096	$1,389,257

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Nine months ended April 30,
	2024	2023
Operating activities:
Net income	$141,759	$125,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,406	24,522
Stock-based compensation expense	6,422	6,427
Gain on sale of business	—	(3,770)
Deferred income taxes	(6,902)	(5,947)
Other	1,358	(1,336)
Changes in operating assets and liabilities:
Accounts receivable	(15,915)	1,744
Inventories	20,861	9,279
Prepaid expenses and other assets	(1,849)	(3,429)
Accounts payable and accrued liabilities	7,347	(19,704)
Income taxes	(4,393)	(3,404)
Net cash provided by operating activities	171,094	129,861

Investing activities:
Purchases of property, plant and equipment	(69,157)	(12,912)
Sale of business	—	8,000
Other	(1,174)	11
Net cash used in investing activities	(70,331)	(4,901)

Financing activities:
Payment of dividends	(33,890)	(34,202)
Proceeds from exercise of stock options	5,583	4,091
Payments for employee taxes withheld from stock-based awards	(2,664)	(1,965)
Purchase of treasury stock	(72,225)	(29,774)
Proceeds from borrowing on credit agreement	111,790	102,916
Repayment of borrowing on credit agreement	(97,732)	(147,067)
Other	149	66
Net cash used in financing activities	(88,989)	(105,935)

Effect of exchange rate changes on cash and cash equivalents	(2,848)	1,953

Net increase in cash and cash equivalents	8,926	20,978
Cash and cash equivalents, beginning of period	151,532	114,069

Cash and cash equivalents, end of period	$160,458	$135,047

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended April 30,		Nine months ended April 30,
	2024	2023	2024	2023
NET SALES
Americas & Asia	$224,766	$222,813	$658,035	$661,375
Europe & Australia	118,618	114,303	339,956	324,559
Total	$343,384	$337,116	$997,991	$985,934

SALES INFORMATION
Americas & Asia
Organic	4.5%	1.2%	3.0%	4.0%
Currency	(0.1)%	(0.8)%	—%	(1.1)%
Divestiture	(3.5)%	(0.3)%	(3.5)%	(0.1)%
Total	0.9%	0.1%	(0.5)%	2.8%
Europe & Australia
Organic	4.4%	3.4%	2.8%	7.0%
Currency	(0.6)%	(4.8)%	1.9%	(10.1)%
Total	3.8%	(1.4)%	4.7%	(3.1)%
Total Company
Organic	4.5%	1.9%	3.0%	5.0%
Currency	(0.3)%	(2.1)%	0.6%	(4.1)%
Divestiture	(2.3)%	(0.2)%	(2.4)%	(0.1)%
Total	1.9%	(0.4)%	1.2%	0.8%

SEGMENT PROFIT
Americas & Asia	$49,697	$49,192	$143,489	$130,511
Europe & Australia	19,537	17,099	51,335	47,316
Total segment profit	$69,234	$66,291	$194,824	$177,827
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	22.1%	22.1%	21.8%	19.7%
Europe & Australia	16.5%	15.0%	15.1%	14.6%
Total	20.2%	19.7%	19.5%	18.0%

	Three months ended April 30,		Nine months ended April 30,
	2024	2023	2024	2023
Total segment profit	$69,234	$66,291	$194,824	$177,827
Unallocated amounts:
Administrative costs	(5,691)	(7,060)	(17,625)	(18,429)
Gain on sale of business	—	3,770	—	3,770
Investment and other income	1,596	785	4,718	1,596
Interest expense	(728)	(753)	(2,284)	(2,886)
Income before income taxes	$64,411	$63,033	$179,633	$161,878

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Income Before Income Taxes Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Before Income Taxes Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes to the non-GAAP measure of Income Before Income Taxes Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2024	2023	2024	2023
Income before income taxes (GAAP measure)	$64,411	$63,033	$179,633	$161,878
Amortization expense	2,365	2,461	7,084	9,350
Gain on sale of business	—	(3,770)	—	(3,770)
Income Before Income Taxes Excluding Certain Items (non-GAAP measure)	$66,776	$61,724	$186,717	$167,458

Income Tax Expense Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Tax Expense Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Income Tax Expense Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2024	2023	2024	2023
Income tax expense (GAAP measure)	$13,521	$14,981	$37,874	$36,399
Amortization expense	548	569	1,642	2,203
Gain on sale of business	—	(1,431)	—	(1,431)
Income Tax Expense Excluding Certain Items (non-GAAP measure)	$14,069	$14,119	$39,516	$37,171

Net Income Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Net Income Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Net Income Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2024	2023	2024	2023
Net income (GAAP measure)	$50,890	$48,052	$141,759	$125,479
Amortization expense	1,817	1,892	5,442	7,147
Gain on sale of business	—	(2,339)	—	(2,339)
Net Income Excluding Certain Items (non-GAAP measure)	$52,707	$47,605	$147,201	$130,287

Diluted EPS Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Diluted EPS Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Diluted EPS Excluding Certain Items (Note that certain amounts will not foot due to rounding):

	Three months ended April 30,		Nine months ended April 30,
	2024	2023	2024	2023
Net income per Class A Nonvoting Common Share (GAAP measure)	$1.05	$0.96	$2.91	$2.51
Amortization expense	0.04	0.04	0.11	0.14
Gain on sale of business	—	(0.05)	—	(0.05)
Diluted EPS Excluding Certain Items (non-GAAP measure)	$1.09	$0.95	$3.03	$2.60

Diluted EPS Excluding Certain Items Guidance:

	Fiscal 2024 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$3.93	$4.00
Amortization expense	0.15	0.15
Diluted EPS Excluding Certain Items (non-GAAP measure)	$4.08	$4.15